Exhibit 99.1

April 25, 2011

Dear Fellow Shareholder,

We are delighted to report another strong quarter of growth in subscribers, now at 23.6 million globally, revenue and earnings. This growth underscores the value of our increased spending on an ever-broader selection of TV shows and movies, our constantly improving personalization technology, and the Netflix brand. Our Q1 summary results, plus those of the prior eight quarters, are provided in the table below.

(in millions except per share data)	Q1 ‘09	Q2 ‘09	Q3 ‘09	Q4 ‘09	Q1 ‘10	Q2 ‘10	Q3 ‘10	Q4 ‘10	Q1 ‘11
Domestic:
Net Subscriber Additions	0.92	0.29	0.51	1.16	1.70	1.03	1.80	2.70	3.30
Y/Y Change	20%	72%	95%	61%	85%	255%	253%	133%	94%

Subscribers	10.31	10.60	11.11	12.27	13.97	15.00	16.80	19.50	22.80
Y/Y Change	25%	26%	28%	31%	35%	42%	51%	59%	63%

Revenue	$394	$409	$423	$445	$494	$520	$553	$592	$706
Y/Y Change	21%	21%	24%	24%	25%	27%	31%	33%	43%

Operating Income	$36	$53	$49	$53	$58	$77	$72	$88	$113
Y/Y Change	138%	54%	45%	39%	61%	45%	47%	66%	95%

International:
Net Subscriber Additions	—	—	—	—	—	—	0.13	0.38	0.29

Subscribers	—	—	—	—	—	—	0.13	0.51	0.80

Revenue	—	—	—	—	—	—	$—	$4	$12

Operating Income	—	—	—	—	—	—	$(3)	$(9)	$(11)

Global:
Subscribers	10.31	10.60	11.11	12.27	13.97	15.00	16.93	20.01	23.60
Y/Y Change	25%	26%	28%	31%	35%	42%	52%	63%	69%

Revenue	$394	$409	$423	$445	$494	$520	$553	$596	$719
Y/Y Change	21%	21%	24%	24%	25%	27%	31%	34%	46%

Net Income	$22	$32	$30	$31	$32	$44	$38	$47	$60
Y/Y Change	68%	22%	48%	35%	45%	38%	27%	52%	88%

EPS	$0.37	$0.54	$0.52	$0.56	$0.59	$0.80	$0.70	$0.87	$1.11
Y/Y Change	76%	29%	58%	47%	59%	48%	35%	55%	88%

Free Cash Flow	$15	$26	$26	$30	$38	$34	$8	$51	$79
Buyback	$43	$73	$130	$79	$108	$45	$57	$—	$109
Shares (FD)	60.7	59.7	57.9	55.5	54.8	54.3	53.9	54.2	54.2

1

Domestic Subscriber Growth & Average Subscription Price

We were thrilled to add 3.3 million domestic subscribers in Q1, nearly double the number added in Q1 of 2010. The virtuous cycle we’ve mentioned previously of increased investment in streaming content, strong word of mouth and an expanding device ecosystem truly worked for us in the quarter. In addition, we spent record amounts marketing Netflix, per the margin discussion below.

Looking forward, our prior period comps for net adds are going to get tougher, and while we expect our net adds the rest of this year to continue to exceed those of the prior year, it won’t be at a pace of nearly 2X like in Q1. With net adds forecast to grow every quarter on a Y/Y basis, we remain in the first half of the S curve of adoption. As always, we will remain focused on improving our service, keeping Netflix in the first half of the curve, and thereby increasing Y/Y net adds, as long as possible.

Our pure streaming plan and a price increase on our hybrid offerings were put into place in November 2010, and the price increase largely took effect in Q1. As a result, our average subscription price increased sequentially from Q4 to Q1. During the quarter, new subscribers embraced the pure streaming and hybrid plans in roughly equal numbers. Going forward, we believe the ASP trend will revert back to slight Q/Q decline as pure streaming becomes a larger part of the overall subscriber mix.

Domestic Operating Margin

In January, we spoke of redirecting the savings generated from a flattening DVD shipment trend into additional streaming content and marketing. We took marketing up as much as was efficient in Q1. But as we anticipated in January, the lead time required to complete increasingly large and complex content deals meant we weren’t able to spend the entirety of these funds. That, coupled with stronger-than-expected subscriber growth, and hence additional revenue and profit, meant our domestic operating margin in Q1 increased above our 14% target margin to 16% (see graph below).

2

Going forward in Q2 and beyond, we expect DVD shipments to decline slightly Y/Y, spending on streaming content to increase substantially, and spending on marketing to decline from Q1, bringing our domestic operating margin back to our desired goal of around 14%. As we’ve stated previously, domestic gross margin also should return to the 30% -35% range as we spend more on streaming.

Q1 Consolidated Earnings Outperformance

Our consolidated net income of $60.2 million and diluted EPS of $1.11 were at the high end of our guidance range due to the earnings outperformance in the U.S discussed earlier. As we’ll discuss later in the letter, our international loss in Canada was right in-line with our guidance, with lower costs offsetting slightly lower-than-anticipated subscriber revenue.

Domestic Streaming Content

In Q1, we completed several important streaming content deals, bringing in additional first-time partners, extending and expanding relationships with other providers and pioneering some new approaches we believe will help Netflix continue to differentiate itself. The result is that Netflix subscribers can instantly enjoy a wider and better selection of TV shows and movies than ever before.

Our agreement with CBS is particularly notable, as Netflix is now the only online premium subscription service that offers shows from all four broadcast networks, as well as many of the largest cable TV networks. The arrangement includes only a few on-air shows at present, but provides the framework for future shows to appear on Netflix while immediately unlocking a broad selection of classic television episodes.

With Fox and Lionsgate, we increased the scope of our deals to increase the quality and quantity of TV shows available for our subscribers to stream, while obtaining off-network rights to five very popular on-air series, for the first-time in our history.

The Fox deal guarantees all previous seasons’ episodes of the top rated show “Glee” and the F/X hit show “Sons of Anarchy” for years to come. This multi-year, non-exclusive, agreement ensures access to current and all future episodes. It is similar to a syndication deal, except that episodes are made available the season after they air, unlike typical syndication deals that do not begin until a show completes at least four seasons of broadcast. The first season of “Glee” and the first two seasons of “Sons of Anarchy” are now available to stream on Netflix.

With Lionsgate, we obtained exclusive syndication rights for “Mad Men.” Beginning in July, the first four seasons of this award winning series will be available to stream, with new seasons appearing every year until the series is completed. For the first several years of our deal, those seasons will not be available to other broadcast or cable networks. Separately, we extended and made exclusive our current Lionsgate deals for the popular Showtime series “Weeds” and the Spike TV show “Blue Mountain State”.

As streaming grows, TV shows and feature films are being enjoyed in nearly equivalent volume by our subscribers and our content acquisition team is focusing their attention accordingly. We’ve recently added lots of new TV episodes, and the profile and completeness of the shows continues to improve. As

3

for movies, we’ve recently added a large number of core catalog titles from Paramount that are exclusive to Netflix against broadcast, cable and other over-the-top services and titles from Lionsgate and MGM that are exclusive against other over-the-top services.

While the size of these deals and their impact on our P&L is often speculated about in the press, spending typically takes place over multiple years and the amortized cost of these deals is taken into consideration in our 14% target operating margin model.

House of Cards

Lots of attention was paid to our decision to license the exclusive rights to premiere Media Rights Capital’s “House of Cards” series, planned for late 2012.

Rather than a shift in strategy towards original programming, our decision was driven by a desire to test a new licensing model using a small portion of our content budget. Serialized dramas, like the original BBC series on which “House of Cards” is based, have been big favorites on Netflix and we want to confirm our theory that because we are click-and-watch rather than appointment viewing, we can efficiently build a big audience for a well-produced serialized show. This represents slightly greater creative risk than we’ve taken in the past, but we think it’s reasonable given the popularity of the original BBC show on Netflix and the modest percentage of our content budget it represents. If “House of Cards” is popular enough on Netflix so that the fee we’ve paid is in line with that of other equally popular content on Netflix at the time, we’ll consider it a success.

Ideally, we’ll license two or three similar, but smaller, deals so we can gain confidence that whatever results we achieve are repeatable.

While we’re still negotiating the final details of this deal, both the P&L and cash costs would only begin when “House of Cards” premieres in late 2012.

Cord Mending replaces Cord Cutting

Given what’s happened in the music and newspaper industries, producers of movies and TV shows naturally enough fear Internet services will hurt their existing business. That fear was heightened last year when, during some quarters, total MVPD households in the U.S. contracted for the first time in history, leading to extensive speculation over two possible drivers of “cord cutting”: (1) the rise of entertainment available via the Internet; and (2) the recession, specifically the decline in household formation, rampant foreclosures, and the rise in unemployment.

Since last year, online video use has more than doubled and the recession has receded somewhat. So, if online video use was driving cord cutting, the behavior would have intensified. On the other hand, if it was the recession that was driving people to drop MVPD subscriptions, cord cutting would have moderated. In fact, not only did cord cutting slow, it became cord mending with total U.S. MVPD households growing in the latest estimates.

4

Simply put, the data shows that Netflix is a supplemental channel to MVPD. While Netflix is likely to show huge growth again this year, we think MVPD cord cutting will be minimal to non-existent. We hear some stories from customers who have Netflix and no MVPD service, but these are generally people who rely on free broadcast TV (which is now in HD) and supplement with Netflix, rather than switching from MVPD to online.

Recently, the CEO of an MVPD characterized Netflix as “rerun TV”. While we don’t plan to use that line in our next marketing campaign, he is fundamentally correct. Our focus for TV shows is on prior season TV and completeness of series, because this class of content enables us to license content broadly and provide consumers a differentiated experience. Also, when we offer prior seasons of “Glee” or “Mad Men”, we think we grow the audience for current season on MVPD. We hope over time that HBO and Showtime will let us prove this proposition for them. We think more and more evidence that prior season on Netflix helps current season on MVPD will become apparent from our deals with Disney, Viacom, CBS, NBCU and others.

Looking at it from all of these angles, content owners that license to Netflix make more money – now and in the future – than content owners who don’t license to Netflix. A few media executives are still vocal about their fears of negative long-term impact on MVPD subscriptions from Netflix, but the evidence continues to pile up against their concerns. Our subscribers overwhelmingly enjoy both their Netflix and the variety of sports, current season TV shows, news and entertainment available through MVPDs.

Competition

Over the past 12 months, both Hulu Plus and free video on Amazon Prime have launched. We also think Dish Networks is likely to launch a substantial subscription streaming effort under the Blockbuster brand. Our competitive strategy relative to other streaming services is simply to grow as fast as we can, so we can afford more content, more marketing, and more R&D than our competitors.

Our biggest competitor over time may be another service with a similar model to Netflix, such as Hulu Plus, or it may be free on-demand Internet video as a part of a consumer’s MVPD package, namely TV Everywhere. This free bundling of a subset of our functionality within a larger subscription service is a classic way for an incumbent to leverage its strength. While TV Everywhere is not a strong offering today, it is likely to become much better over the coming years. We’ll continue to push ahead, developing an ever-better user experience to differentiate Netflix, and exploring exclusive rights, where it makes sense, such as our “Mad Men” deal, so that we remain complementary to MVPD.

Several studios have begun allowing MVPDs to offer a premium $30 early window pay-per-view option for the home. Additionally, some studios are marketing titles on a PPV basis through the Apple app store and on Facebook. We don’t think this PPV activity will have a material impact to Netflix growth. PPV is

5

a good way for content owners to maximize profits before a title is released for subscription. In PPV, the brand is the individual piece of content, a very different model from the subscription business.

DVD was a Booster Rocket, but is not a Differentiator

We believe that DVD will be a fading differentiator given the explosive growth of streaming, and that in order to prosper in streaming we must concentrate on having the best possible streaming service. As a result, we are beginning to treat them separately in many ways. Already, if you look at our signup page for non-members, it is all about streaming. Having said this, DVD rental is still a great business for us, and we are working on solutions to make sure DVD continues to be a profitable business for us in the years ahead, but it is not core to winning in streaming at this point.

International

Our growth in Canada was strong and consistent throughout Q1. Less than seven months from launch, we ended the quarter with just over 800,000 subscribers. We are still learning the seasonality curve and nuances specific to Canada, however, and we slightly over-forecast the quarter.

During the quarter, we made great progress in increasing the quality and volume of content available to our Canadian subscribers. At the end of Q1 we began an output deal with Paramount, in which all of its movies will be available on Netflix streaming just a few months after DVD release. In addition we licensed several popular TV series from Sony, including “Breaking In”, and “Mad Love”, and from Fox, including “Prison Break”, “Firefly”, “Arrested Development”, and “Saving Grace”. In Q2, we will continue to increase our content spending in Canada and begin to incur some small expenses for our second international market, both of which are reflected in our guidance for international operating loss. Then, after achieving profitability in Q3 in Canada, we will stay at approximately break-even in Canada for a few quarters in order to further strengthen the availability of our streaming content there.

We shared in our letter last quarter that if early results in our second international market confirmed our belief that we can reach positive operating income within eight quarters of launch, we would launch successive international markets. We also stated we expected to report approximately $50 million in operating losses for international in the second half of the year due to the launch of our second international market. We now anticipate $50 to $70 million in operating losses in the second half, which we are comfortable with given the size of the opportunity. We’ve also decided to make some early content commitments for a third international market given our high probability of success in our second international market. These third international market commitments won’t materially affect our P&L until next year, and we intend to launch the third international market in early 2012.

Data caps

Below is a recent screen shot of Google’s home page in Canada. You can see that Rogers, a leading ISP and MVPD in Canada, intercepted the Google page, and inserted the Rogers’ data cap warning screen at its top. It stands to reason that Canadian consumers subjected to such data caps – and outrageously

6

high overage charges of $1 or more per gigabyte – will have a less positive view of Internet use and online video in particular.

In response to these excessive $1+ per gigabyte fees, we’ve recently changed the default setting for Canadian Netflix members to an encoding that consumes only 9 gigabytes for 30 hours of viewing versus 30 -70 gigabytes for 30 hours of viewing under our standard encoding. The video quality is slightly lower but still very enjoyable.

As a side note, data caps are actually a very poor way to manage demand and limit Internet congestion. All of the costs of supplying residential broadband are for supporting the peak loads, typically Sunday nights for residential customers. Bandwidth consumed off-peak is completely free; it literally has no marginal costs. If ISPs really wanted to limit their costs and congestion, they would limit speeds at peak times. But if their goal is instead to increase revenue, then making consumers pay $1 or more per gigabyte is an excellent strategy.

When we state the marginal costs of residential wired gigabyte are below one penny, but are not zero, that is because we are making the appropriate costing assumption that some of an average gigabyte is transferred at costly peak times.

Canadian consumers have been outspoken against the excessive charges they face, and hopefully Canadian ISPs will listen to them by raising the caps or abandoning them altogether.

7

The initial response from our Canadian consumers to our move to go to 9 gigabytes for 30 hours of viewing has been positive, because it seems to relieve most of the fears of overage charges from their ISP. If the ISPs eventually abandon the caps, we’ll be able to provide the same peace of mind as well as the best possible video quality to Canadians.

In the U.S., AT&T recently imposed caps of 250 gigabytes on U-verse fiber Internet subscribers, and 150 gigabytes on DSL subscribers, with a charge of approximately 20c per gigabyte over those limits. We’ll study how this affects consumer attitudes about Internet video, and take appropriate steps if needed. Comcast has had 250 gigabytes caps for years without overage charges and that hasn’t been a problem for Comcast customers or for us.

FCF & Cash & Buyback

Free cash flow of $79.3 million increased sharply on a Y/Y (108%) and Q/Q (55%) basis. The sequential increase was driven by higher net income, higher non-cash stock compensation expense, no interest payment in the quarter, and lower cash taxes, partially offset by a smaller increase in deferred revenue. To help keep our cash flow strong going forward, we will continue to insist on close matching of cash and expense for our streaming content deals, but our international investments will slightly moderate our free cash flow in the second half of the year.

Our strategy over recent years has been to use excess cash to buy back stock. We took a break from that in Q4 2010 to reassess our cash needs and overall buyback strategy, but returned to buying back stock in Q1. The objective of our buyback program is simply to return money to our shareholders, similar to a dividend; consequently, we are neither price sensitive nor market timers. With this objective, we used $108.6 million in Q1 to repurchase 502,000 shares at an average cost basis of $216.48. Since it was

8

bought throughout the quarter, it was just under 200,000 shares on a weighted average basis for the quarter-end fully diluted count. We plan to continue buying back stock, subject as always to an ongoing analysis of appropriate levels of cash.

We ended the quarter with $343 million in cash, cash equivalents and short-term investments.

Business Outlook

Guidance

Domestic Q2 2011:

Subscribers	24.0m to 24.8m
Revenue	$762m to $778m
Operating Income	$100m to $116m

International Q2 2011:

Subscribers	900k to 1,050k
Revenue	$16m to $20m
Operating Loss	-$14m to -$10m

Global Q2 2011:

Net Income	$50m to $62m
EPS	$0.93 to $1.15

Other Guidance:

- Domestic operating margin of approximately 14%

- Our Canadian operations to have a positive operating margin in Q3

- International operating losses of approximately $50 - 70m in 2H 2011

In conclusion, we feel great about the growth we’ve generated, and are very aware that our success in a fast-growing market makes us an even bigger competitive target. We’re working hard to stay ahead.

Sincerely,

Reed Hastings, CEO	David Wells, CFO

9

Metrics Evolution

As mentioned within the January letter to shareholders, in 2012 we will cease providing gross subscriber additions, subscriber acquisition costs, and churn. For 2011, we’ll continue to report on them for our domestic business. Net additions, along with revenue and operating income, are our core performance measurements.

Conference Call Q&A Session

Netflix management will host a webcast Q&A session at 3:00 p.m. Pacific Time today to answer questions about the Company’s financial results and business outlook. Please email your questions to ir@netflix.com. The company will read the questions aloud on the call and respond to as many questions as possible.

The live webcast, and the replay, of the earnings Q&A session can be accessed at ir.netflix.com.

IR Contact:	PR Contact:
Ellie Mertz	Steve Swasey
VP, Finance & Investor Relations	VP, Corporate Communications
408 540-3977	408 540-3947

Use of Non-GAAP Measures

This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, repurchase stock and for certain other activities. However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of this non-GAAP measure is contained in tabular form on the attached unaudited financial statements.

10

Forward-Looking Statements

This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding subscriber growth; average subscription price; DVD usage and shipments; streaming content spend; operating margins; content acquisition strategy; cord-cutting/mending; competition; the fading differentiation of DVD; international expansion, including the timing of breakeven in Canada and content spend for additional markets; cash flow and payment terms; our stock repurchase program; our subscriber growth, revenue, and operating income (loss) for both domestic and international operations as well as net income and earnings per share for the second quarter of 2011 . The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new subscribers and retain existing subscribers; our ability to compete effectively; the continued availability of content on terms and conditions acceptable to us; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; disruption in service on our website or with third-party computer systems that help us operate our service; competition and widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2011. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

11

Netflix, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31 2011	December 31, 2010	March 31 2010
Revenues	$718,553	$595,922	$493,665
Cost of revenues:
Subscription	376,992	336,756	259,560
Fulfillment expenses	61,159	54,034	47,602

Total cost of revenues	438,151	390,790	307,162

Gross profit	280,402	205,132	186,503
Operating expenses:
Technology and development	50,905	45,959	37,399
Marketing	104,259	62,849	75,219
General and administrative *	22,998	17,871	15,540

Total operating expenses	178,162	126,679	128,158

Operating income	102,240	78,453	58,345
Other income (expense):
Interest expense	(4,865)	(4,832)	(4,959)
Interest and other income	865	938	972

Income before income taxes	98,240	74,559	54,358
Provision for income taxes	38,007	27,464	22,086

Net income	$60,233	$47,095	$32,272

Net income per share:
Basic	$1.14	$0.90	$0.61
Diluted	$1.11	$0.87	$0.59
Weighted average common shares outstanding:
Basic	52,759	52,584	52,911
Diluted	54,246	54,194	54,775

*	Includes gain on disposal of DVDs.

12

Netflix, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and par value data)

	As of
	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$150,419	$194,499
Short-term investments	192,302	155,888
Current content library, net	265,933	181,006
Prepaid content	74,597	62,217
Other current assets	38,351	47,357

Total current assets	721,602	640,967
Content library, net	197,554	180,973
Property and equipment, net	134,800	128,570
Deferred tax assets	22,452	17,467
Other non-current assets	13,780	14,090

Total assets	$1,090,188	$982,067

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$301,009	$222,824
Accrued expenses	44,123	36,489
Current portion of lease financing obligations	2,141	2,083
Deferred revenue	143,045	127,183

Total current liabilities	490,318	388,579
Long-term debt	200,000	200,000
Lease financing obligations, excluding current portion	33,564	34,123
Other non-current liabilities	90,584	69,201

Total liabilities	814,466	691,903
Stockholders’ equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at March 31, 2011 and December 31, 2010; 52,519,159 and 52,781,949 issued and outstanding at March 31, 2011 and December 31, 2010, respectively	52	53
Additional paid-in capital	—	51,622
Accumulated other comprehensive income, net	590	750
Retained earnings	275,080	237,739

Total stockholders’ equity	275,722	290,164

Total liabilities and stockholders’ equity	$1,090,188	$982,067

13

Netflix, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Cash flows from operating activities:
Net income	$60,233	$47,095	$32,272
Adjustments to reconcile net income to net cash provided by operating activities:
Acquisition of streaming content library	(192,307)	(174,429)	(50,475)
Amortization of content library	112,927	96,015	62,292
Depreciation and amortization of property, equipment and intangibles	9,826	9,253	10,859
Stock-based compensation expense	12,264	8,270	5,502
Excess tax benefits from stock-based compensation	(15,654)	(27,515)	(7,424)
Other non-cash items	(925)	(1,314)	(3,160)
Deferred taxes	(4,982)	1,999	(2,761)
Changes in operating assets and liabilities:
Prepaid content	(12,380)	(2,895)	(4,963)
Other current assets	9,084	(9,726)	548
Accounts payable	77,963	61,245	17,340
Accrued expenses	22,670	27,543	13,746
Deferred revenue	15,862	24,197	12
Other non-current assets and liabilities	21,742	36,979	3,417

Net cash provided by operating activities	116,323	96,717	77,205

Cash flows from investing activities:
Acquisitions of DVD content library	(22,119)	(32,908)	(36,902)
Purchases of short-term investments	(52,266)	(34,193)	(35,995)
Proceeds from sale of short-term investments	14,961	15,794	30,770
Proceeds from maturities of short-term investments	650	5,500	4,013
Purchases of property and equipment	(16,320)	(14,431)	(6,393)
Other assets	1,419	2,055	3,682

Net cash used in investing activities	(73,675)	(58,183)	(40,825)

Cash flows from financing activities:
Principal payments of lease financing obligations	(501)	(480)	(361)
Proceeds from issuance of common stock	6,762	15,822	9,918
Excess tax benefits from stock-based compensation	15,654	27,515	7,424
Repurchases of common stock	(108,643)	—	(107,724)

Net cash provided by (used in) financing activities	(86,728)	42,857	(90,743)

Net increase (decrease) in cash and cash equivalents	(44,080)	81,391	(54,363)
Cash and cash equivalents, beginning of period	194,499	113,108	134,224

Cash and cash equivalents, end of period	$150,419	$194,499	$79,861

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$116,323	$96,717	$77,205
Acquisitions of DVD content library	(22,119)	(32,908)	(36,902)
Purchases of property and equipment	(16,320)	(14,431)	(6,393)
Other assets	1,419	2,055	3,682

Non-GAAP free cash flow	$79,303	$51,433	$37,592

14

Netflix, Inc.

Other Data

(unaudited)

(in thousands, except percentages, average monthly revenue per paying subscriber and subscriber acquisition cost)

	As of / Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Domestic subscriber information:
Subscribers: beginning of period	19,501	16,800	12,268
Gross subscriber additions: during period	6,299	5,132	3,492
Gross subscriber additions year-to-year change	80.4%	83.1%	44.7%
Gross subscriber additions quarter-to-quarter sequential change	22.7%	29.4%	24.6%
Less subscriber cancellations: during period	(3,003)	(2,431)	(1,793)
Subscribers: end of period	22,797	19,501	13,967
Subscribers year-to-year change	63.2%	59.0%	35.5%
Subscribers quarter-to-quarter sequential change	16.9%	16.1%	13.8%
Free subscribers: end of period	1,392	1,566	345
Free subscribers as percentage of ending subscribers	6.1%	8.0%	2.5%
Paid subscribers: end of period	21,405	17,935	13,622
Paid subscribers year-to-year change	57.1%	50.8%	34.7%
Paid subscribers quarter-to-quarter sequential change	19.3%	13.1%	14.5%
Average monthly revenue per paying subscriber	$11.97	$11.68	$12.90
Domestic churn	3.9%	3.7%	3.8%
Domestic subscriber acquisition cost	$14.38	$10.87	$21.54

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Consolidated margins:
Gross margin	39.0%	34.4%	37.8%
Operating margin	14.2%	13.2%	11.8%
Net margin	8.4%	7.9%	6.5%
Consolidated expenses as percentage of revenues:
Technology and development	7.1%	7.7%	7.6%
Marketing	14.5%	10.5%	15.2%
General and administrative	3.2%	3.0%	3.2%

Total operating expenses	24.8%	21.2%	26.0%
Consolidated year-to-year change:
Total revenues	45.6%	34.1%	25.3%
Cost of subscription	45.2%	45.4%	19.4%
Fulfillment expenses	28.5%	23.1%	13.8%
Technology and development	36.1%	38.4%	54.5%
Marketing	38.6%	(11.1%)	20.8%
General and administrative	48.0%	51.7%	30.4%
Total operating expenses	39.0%	9.5%	30.3%

15

Netflix, Inc.

Segment Information

(unaudited)

(in thousands)

	As of / Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Domestic
Total subscribers at end of period	22,797	19,501	13,967
Revenue	$706,274	$592,305	$493,665
Cost of revenues and operating expenses	593,292	504,428	435,320

Segment operating income	$112,982	$87,877	$58,345

International
Total subscribers at end of period	803	509	—
Revenue	$12,279	$3,617	$—
Cost of revenues and operating expenses	23,021	13,041	—

Segment operating income (loss)	$(10,742)	$(9,424)	$—

Consolidated
Total subscribers at end of period	23,600	20,010	13,967
Revenue	$718,553	$595,922	$493,665
Cost of revenues and operating expenses	616,313	517,469	435,320

Operating income	102,240	78,453	58,345
Other income (expense)	(4,000)	(3,894)	(3,987)
Provision for income taxes	38,007	27,464	22,086

Net Income	$60,233	$47,095	$32,272

16